Exhibit 22.1

GUARANTEED SECURITIES

Pursuant to Item 601(b)(22) of Regulation S-K, set forth below are registered securities issued by Tyco Electronics Group S.A. (“TEGSA”) (Issuer) and guaranteed by TEGSA’s parent, TE Connectivity Ltd. (Guarantor).

Description of securities
4.875% senior notes due 2021
3.50% senior notes due 2022
1.10% euro-denominated senior notes due 2023
3.45% senior notes due 2024
0.00% euro-denominated senior notes due 2025
3.70% senior notes due 2026
3.125% senior notes due 2027
7.125% senior notes due 2037